UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2010

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Master Agreement for Pharmaceutical Development Services

On March 12, 2010, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) entered into an Amended and Restated Master Agreement for Pharmaceutical Development Services (the “Development Agreement”) with Patheon Pharmaceuticals Inc. (“Patheon Pharmaceuticals”) pursuant to which the parties amended and restated in its entirety the Master Agreement for Pharmaceutical Development Services dated as of February 16, 2007. Under the terms of the Development Agreement, Patheon Pharmaceuticals may provide pharmaceutical development services on a proposal by proposal basis from time to time for the Company’s drug products, including Contrave® and Empatic™. The Development Agreement was amended and restated to revise the terms and conditions that govern the services provided pursuant to the Development Agreement. Either party may terminate the Development Agreement upon notice if the other party commits a material breach of its obligations and fails to remedy the breach within a specified time period. In addition, Orexigen may terminate the Development Agreement immediately for any business reason.

The foregoing description of the Development Agreement does not purport to be complete and is qualified in its entirety by the Development Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2010, requesting confidential treatment for certain portions.

Manufacturing Services Agreement

Concurrently with the execution of the Development Agreement, Orexigen entered into a Manufacturing Services Agreement (the “Manufacturing Agreement”) with Patheon Pharmaceuticals and Patheon Inc. (together with Patheon Pharmaceuticals, “Patheon”) pursuant to which Patheon has agreed to manufacture commercial quantities of the Company’s Contrave tablet products. Under the terms of the Manufacturing Agreement, Orexigen is required to purchase a certain percentage of its requirements for its Contrave tablet products intended for commercial sale, provided certain terms and conditions are met.

The initial term of the Manufacturing Agreement commenced on March 12, 2010 and shall continue in effect until December 31st of the year that is five years from the date Contrave first receives approval for marketing from the U.S. Food and Drug Administration (the “FDA”) or any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products. This initial term shall be automatically renewed for additional two year terms. Patheon may terminate the Manufacturing Agreement at any time upon specified prior written notice to Orexigen and, subject to Orexigen’s payment of certain termination amounts, Orexigen may also terminate the Manufacturing Agreement with specified prior written notice to Patheon. Either party may terminate the Manufacturing Agreement effective immediately upon written notice to the other in the event that (i) the other party dissolves, is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction, or (iii) the Manufacturing Agreement is assigned for the benefit of creditors. Orexigen may terminate the Manufacturing Agreement upon specified prior written notice if any governmental or regulatory authority, including, but not limited to, the FDA, takes any action, or raises any objection, that prevents Orexigen from importing, exporting, purchasing, or selling its Contrave tablet products. Orexigen is also required to give specified advance notice if it intends to no longer order commercial supplies of its Contrave tablet products pursuant to the Manufacturing Agreement due to the product’s discontinuance in the market. Patheon may terminate the Manufacturing Agreement upon specified prior written notice to Orexigen if Orexigen assigns any of its rights under the Manufacturing Agreement to an assignee that, in the opinion of Patheon acting reasonably, is (i) not a credit worthy substitute for Orexigen; or (ii) a competitor of Patheon. Moreover, either party may terminate the Manufacturing Agreement upon written notice to the other party where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under the Manufacturing Agreement within a specified period of time following receipt of a written notice of the breach, subject to specified terms and conditions.

The foregoing description of the Manufacturing Agreement does not purport to be complete and is qualified in its entirety by the Manufacturing Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2010, requesting confidential treatment for certain portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: March 15, 2010	By:	/S/ Graham K. Cooper
	Name:	Graham K. Cooper
	Title:	Chief Financial Officer and Treasurer